BRF S.A.

Publicly-held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

EXCERPT OF THE MINUTES OF THE 3RD ANNUAL BOARD OF DIRECTORS MEETING HELD ON MARCH 26TH, 2015

DATE, TIME AND PLACE: Held on March 26th, 2015, at 09:00 A.M., on Rua Hungria 1400, 5º andar, in the City of São Paulo - SP.  CHAIR: Chairman: Abílio dos Santos Diniz.  Secretary: Edina Biava. CALL AND ATTENDANCE: Call duly made, under the Company’s Articles of Association. The majority of the members of the Board of Directors attended. RESOLUTIONS: 1. They learned of the favorable recommendation, without any reservations, as to the approval of Form 20-F by the Fiscal Council, Statutory Audit Committee, Financial Committee and Statutory Executive Officers and were accompanied by the independent auditors, whose report also recommended the approval of Form 20-F without any reservations. Immediately thereafter, the members of the Board of Directors approved, by unanimous vote and without any reservations, Form 20-F to be filed by the Company with SEC – Security Exchange Commission and CVM – Brazilian Security and Exchange Commission. 2. Approved by unanimous vote and without reservations, hiring of two (2) financing transactions by the Company with BNDES, under the Loan Agreement by Revolving Credit Facility No 11.2.1216.1 ("Loan Agreement"), namely: (i) Addendum No. 3: operation in the total amount of R$ 268,306,118.00 (two hundred sixty-eight million, three hundred and six thousand, one hundred and eighteen reais) related to sub-credits "A2" and "B2", with use and grace period of the funds of up to eighteen (18) months and amortization period of thirty (30) months; and (ii) Addendum no. 4: operation in the total amount of R$ 330,306,866.00 (three hundred and thirty million, three hundred and six thousand, eight hundred sixty-six reais) related to sub-credits "A3" and "B3", with use and grace period of the funds of up to 24 (twenty four) months and amortization period of 36 (thirty six) months. Immediately thereafter, it was approved without reservations hiring a bank guarantee and/or establishment of security interest consisting of a mortgage in favor of BNDES on the real estate Fazenda São Tomáz Abóbaras Retiro, under registration No. 35,510, made on Book 2 of the Office of Real Estate Registry of Judicial District of Rio Verde, State of Goiás, comprising the land, improvements, buildings and equipment installed there.  3. Approved by unanimous vote and without reservations, the incorporation of a business company in Angola, as a subsidiary of BRF GmbH. 4. They ratified by unanimous vote and without reservations, non-subscription of new shares by the Company in increasing private capital of the affiliate Minerva. Considering that the purpose of this capital increase is related to the payment of the purchase price for the acquisition of Frigorífico Matadero Carrasco S.A., ratify, by unanimous vote and without reservations, the acts performed by the Company's Executive Board in the assignment of preemptive rights of the Company to subscribe 614,990 (six hundred and fourteen thousand, nine hundred and ninety) new registered common shares, with no par value, issued by Minerva to Division Inversión Sudamericana ("Division"), pursuant to Article 171, Paragraph 6 of the Corporations Law (Law 6,404/76) and the express statement of the Company's intention of not subscribing the remaining shares. 5.Other internal affairs of the Company.

APPROVAL AND SIGNATURE OF THE MINUTES: Having nothing further to address, the Chairman closed the meeting, and these minutes were drawn-up in a summary form, which was read, approved and signed. São Paulo, March 26th, 2015. Chair: Abilio dos Santos Diniz, Chairman; Edina Biava; Secretary. Board Members: Abilio dos Santos Diniz; Sérgio Ricardo Silva Rosa; José Carlos Reis Magalhães Neto; Vicente Falconi Campos; Luiz Fernando Furlan; Manoel Cordeiro Silva Filho; Paulo Assunção de Sousa and Walter Fontana Filho. (I hereby certify, for the due purposes, that this document is an excerpt of the full minutes transcribed on Book 4, pages 39-47, of the Minutes of the Special and Annual Meetings of the Board of Directors in accordance with paragraph 3 of Article 130 of Law No. 6404 of December 15, 1976, as amended).